Exhibit 10.5
AMERITRACK
RAILROAD CONTRACTORS, INC.
P. O. Box 682 Frankfort, IN 46041
765-659-2111 Fax: 765-659-2135
March 2, 2007 – Revised June 1, 2007
One Earth Energy
1306 West 8th Street
Gibson City, IL 60936
Attention: Steve Kelly
Dear Mr. Kelly:
Per your request we are pleased to submit our design/build quote for the rail sidings for your ethanol plant in Gibson City Illinois as follows:
1.	Design the rail system and submit the same to the Norfolk and Southern Railroad for design approval.

2.	Furnish supervision, materials, labor and equipment to completely install 13,355 track feet per drawing #1070 dated November 6, 2006:
A.	Rail to be new 115#RE IQ in 80' lengths.

B.	Relay angle bars to be 115#RE.

C.	Double shouldered tie plates to be relay – minimum size of 7 3/4" x 11".

D.	Ties to be new 6"x8"x8'6" grade #3 ties spaced on 20" centers.

E.	Track spikes, bolts and AREA washers to be new of proper size and length.

F.	Anchors to be new with every fourth tie box anchored.

G.	Top ballast to be CA-5 crushed limestone with a minimum of 6" under ties.
3.	Furnish supervision, materials, labor and equipment to completely install 5 (five) #8 turnouts per N&S specifications:
A.	Rail to be new 115#RE IQ.

B.	Relay angle bars to be 115#REIQ.

C.	Double shouldered tie plates to be relay – minimum size of 7 3/4" x 11".

D.	Switch timbers to be new 7"x9"x proper length for an N&S #8 turnout.

E.	Track spikes, bolts, AREA washers to be new of proper size and length.

F.	Anchors to be new with a minimum of 256 anchors per turnout.

G.	Top ballast to be CA-5 crushed limestone with a minimum of 6" under the timbers.

H.	Switch complete to consist of newly manufactured 16'6" knife blade switch points, a SMSG frog, a New Century model 51AE switch stand with an ergonomic backsaver handle, all necessary rods, switch and frog plates and braces.
4.	Price is based on building track and turnouts on top of a prepared track bed, including the subballast by others.

5.	Furnish grounding rods, bond welds and insulated joints to ground ethanol load out area.

6.	Furnish equipment and labor to install spill pans for the ethanol load out area with the spill pans being provided by the owner.

7.	Price assumes constructing 80' of track through the DDG building with track being encased in concrete:
A.	Others to set anchors for rail installation.

B.	Ameritrack Railroad to furnish and install #62 clips.

C.	Ameritrack Railroad to furnish and install PPI smooth back rail seal on field and gage sides throughout the building.

D.	Others to perform concrete work.
8.	Centerline staking and top of rail elevation staking to be performed by site surveyor or others as provided by owner.

9.	Earth mound bumpers as shown on plans to be installed by dirt contractor.

10.	Price reflects Illinois use tax of 6.5%

11.	Monthly progress billings with NET 30 terms.

12.	Due to availability and price fluctuation, price is valid for 30 days.

13.	Furnish civil design for railroad track area.
For items #1 through 11: $1,636,800.00
Sincerely,
Ameritrack Railroad Contractors, Inc.
Mike Eldridge

For Ameritrack Railroad Contractors, Inc.		For One Earth Energy, LLC

Accepted by:	/s/ Harris Eldridge	Accepted by:	/s/ Steve Kelly
Title: President		Title: President
Date: 6-11-07		Date: 7-25-2007